Exhibit 99.1

Laureate Education Contacts:

Chris Symanoskie

Director, Investor Relations

(410) 843-6394

LAUREATE EDUCATION ENTERS BRAZILIAN POST-SECONDARY MARKET

Universidade Anhembi Morumbi Joins The World’s Leading International Network of Universities

BALTIMORE (December 1, 2005) — Laureate Education, Inc. (NASDAQ: LAUR), the world’s leading international provider of higher education, announced the acquisition of a 51% interest in Universidade Anhembi Morumbi, an accredited university with four locations in Brazil’s largest city, Sao Paulo.  The addition of Anhembi Morumbi to the Laureate International Universities network further extends the company’s leadership in international higher education.

Professor Gabriel Mário Rodrigues, President and Founder of Anhembi Morumbi, stated, “We are proud to select Laureate International Universities as our partner in expanding student access to our institution and bringing an even greater international perspective to our highly-regarded degree programs.  With its worldwide network of universities, Laureate brings great cultural diversity and academic opportunities to Universidade Anhembi Morumbi.”

“Additionally, Laureate’s proven track record of accelerating growth, enhancing financial performance, and reinvesting profits to fuel future growth illustrates how this alliance will create exciting new opportunities for our institution,” added Professor Rodrigues.

Founded in 1970 as a school of tourism, Anhembi Morumbi (www.anhembi.br) quickly grew into one of the leading universities in Brazil.  Several of Anhembi Morumbi’s undergraduate and graduate degree programs are ranked among the best in Brazil by Melhores Universidades, a special higher education edition of a leading Brazilian magazine.  Universidade Anhembi Morumbi currently offers degree programs in Business, Advertising, Tourism, Hospitality, Fashion, Law, Engineering, and Veterinary Medicine to over 21,500 students.

Douglas Becker, Chairman and Chief Executive Officer of Laureate Education stated, “As a highly regarded institution of higher learning, Anhembi Morumbi offers its strong academic programs and rich Brazilian culture to our network of universities in Asia, Europe and the Americas. Our partnership with Anhembi Morumbi will lead to significant growth and greater opportunities for thousands of aspiring students in Brazil and throughout the Laureate network.”

Total consideration paid for the 51% interest in Anhembi Morumbi is $54 million in cash plus $15 million in seller financing.

Brazil’s growing economy and established history of private ownership of universities make it an attractive higher education market.  With an estimated 3.9 million post-secondary students, Brazil is one of the largest post-secondary markets in the world.  Approximately 70% of Brazil’s higher education students attend private universities.

Laureate Education also announced today, the acquisition of a 45% interest in Cyprus College, one of the oldest private colleges in Cyprus.  The acquisition further strengthens the company’s successful presence in Europe and serves as a bridge to offer degree programs to students in the Eastern Mediterranean region.  Founded in 1961, Cyprus College (www.cycollege.ac.cy) offers 29 undergraduate and graduate degree programs in Business, Computer Science, Engineering and Social Sciences to more than 3,400 students.

Laureate Education now enrolls over 215,000 students through 20 universities with operations in 15 countries.

Conference Call

Laureate Education plans to hold a conference call with the financial community at 10:00 a.m. eastern time today to discuss the acquisition of Universidade Anhembi Morumbi.   Presentation materials, as well as the live and archived webcast, are available to listeners through the investor relations section of the Company’s website, www.laureate-inc.com.   Participants may access the conference call by dialing 877-704-5386 (domestic) or 913-312-1302 (international).  An audio replay will be available for five business days by dialing 888-203-1112 or 719-457-0820 with replay passcode 9547654.

About Laureate Education, Inc.

Laureate Education Inc. (NASDAQ: LAUR) is focused exclusively on providing a superior university experience to over 215,000 students through the leading global network of accredited campus-based and online universities. Addressing the rapidly growing global demand for higher education, Laureate offers a broad range of career-oriented undergraduate and graduate programs through campus-based universities located in Latin America, Europe, and Asia. Through online universities, Laureate offers the growing population of non-traditional, working-adult students the convenience and flexibility of distance learning to pursue undergraduate, master’s and doctorate degree programs in major career fields including engineering, education, business, and healthcare.  For more information, please visit our website, www.laureate-inc.com.

Forward Looking Statements

This release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements may involve risk and uncertainties.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements.

The following factors might cause such a difference:

•                  The Company’s operations can be materially affected by competition in its target markets and by overall market conditions, among other factors.

•                  The Company’s foreign operations, in particular, are subject to political, economic, legal, regulatory and currency-related risks.

Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to our most recent Forms 10-K and 10-Q, available for viewing on our website.  (To access this information on our website, www.laureate-inc.com, please click on “Investor Relations”, “SEC Filings”)

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